Filed Pursuant to Rule 424(b)(3)
Registration No. 333-82146-01

SUPPLEMENT
To Prospectus Supplement dated February 25, 2002

$287,626,678 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2002-4H

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On February 27, 2002, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2002-4H (the “Certificates”) were issued in an original aggregate principal amount of approximately $287,626,678.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of February 1, 2002 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and JPMorgan Chase Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

Statement to Certificateholders October 25, 2004
DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	PRIOR PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSES	DEFERRED INTEREST	CURRENT PRINCIPAL BALANCE
A1	250,321,000.00	39,761,738.81	1,346,562.51	223,426.68	1,569,989.19	0.00	0.00	38,415,176.30
AP1	574,016.00	193,156.64	236.44	0.00	236.44	0.00	0.00	192,920.20
A2	29,245,000.00	652,027.91	603.92	3,394.24	3,998.16	0.00	0.00	651,423.99
AP2	99,562.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B1	2,897,000.00	2,820,693.23	2,752.71	15,697.16	18,449.87	0.00	0.00	2,817,940.52
B2	2,462,000.00	2,397,151.13	2,339.37	13,340.15	15,679.52	0.00	0.00	2,394,811.76
B3	2,028,000.00	1,974,582.65	1,926.99	10,988.56	12,915.55	0.00	0.00	1,972,655.66
B4	579,000.00	563,749.19	550.16	3,137.27	3,687.43	0.00	0.00	563,199.03
B5	434,000.00	422,568.47	412.38	2,351.60	2,763.98	0.00	0.00	422,156.09
B6	1,014,435.00	779,461.41	3,137.22	4,337.70	7,474.92	-2,376.55	0.00	778,700.74
R	100.00	0.00	0.00	153.09	153.09	0.00	0.00	0.00
TOTALS	289,654,113.00	49,565,129.44	1,358,521.70	276,826.45	1,635,348.15	-2,376.55	0.00	48,208,984.29

AX1	22,409,360.00	3,866,772.71	0.00	21,727.93	21,727.93	0.00	0.00	3,734,867.45
AX2	2,765,714.00	134,454.95	0.00	699.93	699.93	0.00	0.00	134,333.94

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE									PASS-THROUGH RATES
CLASS	CUSIP	PRIOR PRINCIPAL FACTOR	PRINCIPAL	INTEREST	TOTAL	CURRENT PRINCIPAL FACTOR		CLASS	CURRENT PASS THRU RATE
A1	86358RWY9	158.84300083	5.37934296	0.89256067	6.27190364	153.46365786		A1	6.750000%
AP1	86358RWZ6	336.50044598	0.41190489	0.00000000	0.41190489	336.08854109		AP1	0.000000%
A2	86358RXB8	22.29536365	0.02065037	0.11606223	0.13671260	22.27471328		A2	6.750000%
AP2	86358RXC6	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000		AP2	0.000000%
B1	86358RXE2	973.66007249	0.95019330	5.41841905	6.36861236	972.70987919		B1	6.750000%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

				Statement to Certificateholders
				October, 25 2004
FACTOR INFORMATION PER $1000 OF ORIGINAL FACE								PASS-THROUGH RATES
CLASS	CUSIP	PRIOR PRINCIPAL FACTOR	PRINCIPAL	INTEREST	TOTAL	CURRENT PRINCIPAL FACTOR	CLASS	CURRENT PASS THRU RATE
B2	86358RXF9	973.66008530	0.95019090	5.41841998	6.36861089	972.70989439	B2	6.750000%
B3	86358RXG7	973.66008383	0.95019231	5.41842209	6.36861440	972.70989152	B3	6.750000%
B4	86358RXJ1	973.66008636	0.95018998	5.41842832	6.36861831	972.70989637	B4	6.750000%
B5	86358RXK8	973.66006912	0.95018433	5.41843318	6.36861751	972.70988479	B5	6.750000%
B6	86358RXL6	768.36998921	3.09257863	4.27597628	7.36855491	767.62014323	B6	6.750000%
R	86358RXH5	0.00000000	0.00000000	1,530.90000000	1,530.90000000	0.00000000	R	6.750000%
TOTALS		171.11833465	4.69015159	0.95571386	5.64586545	166.43638784

AX1	86358RXA0	172.55167974	0.00000000	0.96959172	0.96959172	166.66551164	AX1	6.750000%
AX2	86358RXD4	48.61491463	0.00000000	0.25307389	0.25307389	48.57116101	AX2	6.750000%

IF THERE ARE ANY QUESTIONS OR PROBLEMS WITH THIS STATEMENT, PLEASE CONTACT THE ADMINISTRATOR LISTED BELOW:
RYAN VAUGHN JPMorgan Chase Bank-Structured Finance Services NY 4 NEW YORK PLAZA FLR6,, New York, New York 10004 Tel:(212) 623-4484 Fax:(212) 623-5930 Email: Ryan.M.Vaughn@JPMorgan.com

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

October 25, 2004
Total Scheduled Principal Amounts	48,604.53
Group1 Scheduled Principal Amounts	47,110.15
Group2 Scheduled Principal Amounts	1,494.38

Total Unscheduled Principal Amounts	1,307,540.63
Group1 Unscheduled Principal Amounts	1,307,540.63
Group2 Unscheduled Principal Amounts	0.00

Total Net Liquidation Proceeds	0.00
Group1 Net Liquidation Proceeds	0.00
Group2 Net Liquidation Proceeds	0.00

Total Insurance Proceeds	0.00
Group1 Insurance Proceeds	0.00
Group2 Insurance Proceeds	0.00

Aggregate Advances	0.00
Group1 Aggregate Advances	0.00
Group2 Aggregate Advances	0.00

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

October 25, 2004
Aggregate Ending Principal Balance	48,208,984.28
Group1 Aggregate Ending Principal Balance	46,597,053.68
Group2 Aggregate Ending Principal Balance	1,611,930.60

Aggregate Non-Po Ending Principal Balance	48,016,064.08
Group1 Non-Po Aggregate Ending Principal Balance	46,404,134.59
Group2 Non-Po Aggregate Ending Principal Balance	1,611,930.60

Group1 Beginning Net Wac	7.263273%
Group2 Beginning Net Wac	6.705530%

Group1 Ending Net Wac	7.267022%
Group2 Ending Net Wac	7.312527%

Current Period Realized Losses	0.00
Group1 Current Period Realized Losses	0.00
Group2 Current Period Realized Losses	0.00

Fraud Loss Limit	5,793,082.00
Bankruptcy Loss Loss Limit	173,725.00
Special Hazard Loss LossLimit	2,896,541.00

Bankruptcy Losses	0.00
Group1 Bankruptcy Losses	0.00
Group2 Bankruptcy Losses	0.00

Fraud Losses	0.00
Group1 Fraud Losses	0.00
Group2 Fraud Losses	0.00

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

October 25, 2004
Special Hazard Losses	0.00
Group1 Special Hazard Losses	0.00
Group2 Special Hazard Losses	0.00

Servicing Fees	17,539.04
Master Servicing Fee (including Retained Interest)	0.00
Trustee Fees)	144.56

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

	October 25, 2004
Sec.4.03(ix) Number and Aggregate Principal Amounts o Mortgage Loans in Delinquency

Group 1
Category	Number	Principal Balance	Percentage

1 Month	23	2,228,234.80	4.78%
2 Month	8	978,852.51	2.10%
3 Month	6	604,227.19	1.30%
Total	37	3,811,314.50	8.18%

Group 2
Category	Number	Principal Balance	Percentage

1 Month	1	322,491.72	20.01%
2 Month	0	0.00	0.00%
3 Month	0	0.00	0.00%
Total	1	322,491.72	20.01%

Group Totals
Category	Number	Principal Balance	Percentage

1 Month	24	2,550,726.52	5.29%
2 Month	8	978,852.51	2.03%
3 Month	6	604,227.19	1.25%
Total	38	4,133,806.22	8.57%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

October 25, 2004
Number and Aggregate Principal Amounts o Mortgage Loans in Foreclosure

Group 1
Number	Principal Balance	Percentage

6	381,512.74	0.82%
Group 2
Number	Principal Balance	Percentage

0	0.00	0.00%
Group Totals
Number	Principal Balance	Percentage

6	381,512.74	0.79%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

	October252004
Sec.4.03(x) Number and Aggregate Principal Amounts of REO Loans

Group 1
Number	Principal Balance	Percentage

11	1,070,511.47	2.30%
Group 2
Number	Principal Balance	Percentage

1	298,120.96	18.49%
Group Totals
Number	Principal Balance	Percentage

12	1,368,632.43	2.84%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

October 25, 2004
Aggregate Outstanding Interest Shortfalls
Class a1 shortfall	0.00
Class a2 shortfall	0.00
Class b1 shortfall	0.00
Class b2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00

Class ax1 shortfall	0.00
Class ax2 shortfall	0.00

Class ax1 shortfall	0.00
Class ax2 shortfall	0.00

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

October252004
Sec.4.03(viv) Aggregate Outstanding Prepayment Interest Shortfalls
Class a1 shortfall	0.00
Class a2 shortfall	0.00
Class ax1 shortfall	0.00
Class ax2 shortfall	0.00
Class b1 shortfall	0.00
Class b2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00

Sec.4.03(viv) Relief Act Interest Shortfalls
Total Relief Act Interest Shortfall in the Current Period	1,123.05
Group 1 Relief Act Interest Shortfall	306.96
Group 2 Relief Act Interest Shortfall	816.09

Total Relief Act Interest Shortfall in the Current Period per Class	1,123.05
Class A1 Relief Act Interest Shortfall	233.10
Class A2 Relief Act Interest Shortfall	273.42
Class AX1 Relief Act Interest Shortfall	22.67
Class AX2 Relief Act Interest Shortfall	56.38
Class B1 Relief Act Interest Shortfall	169.24
Class B2 Relief Act Interest Shortfall	143.83
Class B3 Relief Act Interest Shortfall	118.47
Class B4 Relief Act Interest Shortfall	33.82
Class B5 Relief Act Interest Shortfall	25.35
Class B6 Relief Act Interest Shortfall	46.77
Class R Relief Act Interest Shortfall	0.00

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2002-4H

October 25, 2004
Total Relief Act Interest Shortfall	1,123.05